UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  November 15, 2011

PriceSmart, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-22793	33-0628530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9740 Scranton Road, San Diego, CA 92121
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (858) 404-8800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendments to Employment Agreements with Named Executive Officers and Base Salary Increases

On November 15, 2011 the Compensation Committee of the Board of Directors of PriceSmart, Inc., a Delaware corporation (the “Company”), approved new base salaries for the Company’s named executive officers, which base salary adjustments will be effective January 1, 2012:

Name	Title	Annual Base Salary Effective January 1, 2012
Jose Luis Laparte	Chief Executive Officer and President	$561,000
John M. Heffner	Executive Vice President and Chief Financial Officer	$330,000
Robert M. Gans	Executive Vice President, Secretary and General Counsel	$343,000
William J. Naylon	Executive Vice President and Chief Operating Officer	$400,000
Thomas D. Martin	Executive Vice President and Chief Merchandising Officer	$350,000

The Company will be entering into amendments to employment agreements with each of the foregoing officers to reflect these base salary adjustments.

The above summary of the amendments to the employment agreements with the named executive officers is qualified in its entirety by reference to the full text of such amendments, copies of which will be filed as exhibits to the Company’s next periodic report.

Item 5.05	Amendments to the Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On November 15, 2011 the Board of Directors of the Company (with interested directors abstaining) waived any inconsistencies with the Company’s Code of Business Conduct and Ethics (the “Code”) related to certain directors’ conflicts of interest regarding the transactions described in Exhibit No. 99.1 attached hereto, to the extent the Board had not previously approved a waiver of the Code with respect to such transactions and to the extent such transactions would constitute a violation (as to one or more directors) of the conflict of interest provisions of the Code. Also, on November 8, 2011 the Audit Committee of the Company’s Board of Directors approved the related-party nature of such transactions to the extent it had not previously approved such transactions. The Board and Audit Committee specified that such waiver and approval would have retroactive effect to the date of commencement of the transactions covered by such waiver and approval.

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Item 9.01.   Financial Statements and Exhibits.

(d)	The following exhibit is furnished herewith:

Exhibit Number	Description
99.1	Summary of Related Party Transactions approved by Independent Directors and Audit Committe

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 21, 2011	/S/ Robert M. Gans
Robert M. Gans
Executive Vice President, Secretary and General Council

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EXHIBIT INDEX

Exhibit Number	Description
99.1	Summary of Related Party Transactions approved by Independent Directors and Audit Committe

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Exhibit 99.1

Summary of Related Party Transactions approved by Independent Directors and Audit Committee

Relationships with Edgar A. Zurcher: Mr. Zurcher has been a director of the Company since October 15, 2009 and also served as a director of the Company from November 2000 to February 2008. Mr. Zurcher is a director of a company that owns 40% of Payless ShoeSource Holdings, Ltd., which rents retail space from the Company. The Company recorded approximately $1.3 million in rental income for this space during the fiscal year ended August 31, 2011. Additionally, Mr. Zurcher is a director of Molinos de Costa Rica Pasta, from which PriceSmart purchases pasta and other products. PriceSmart paid approximately $313,000 for products purchased from this entity during the fiscal year ended August 31, 2011. Also, Mr. Zurcher is a director of Roma S.A. dba Roma Prince S.A. PriceSmart purchased products from this entity for approximately $1.7 million for the fiscal year ended August 31, 2011.

Relationships with Gonzalo Barrutieta:  Gonzalo Barrutieta has been a director of the Company since February 2008. Mr. Barrutieta is a member of the Board of Directors of Office Depot Mexico, which operates Office Depot Panama, which rents retail space from the Company. The Company recorded approximately $246,000 in rental income and maintenance charges for this space during the fiscal year ended August 31, 2011. Additionally, the Company sold to Office Depot Panama approximately 2,600 square meters of undeveloped land, located adjacent to the Panama, Via Brasil PriceSmart location, for approximately $2.1 million during the fiscal year ended August 31, 2011. Also during the fiscal year ended August 31, 2011 the Company’s joint venture Golf Park Plaza, S.A. (“GPP”) and Office Depot Panama entered into a 30 year lease, with an option to buy, approximately 2,400 square meters of land, as to which Office Depot Panama: (i) made an initial rental pre-payment to GPP in the sum of approximately $545,000 at the time of signing the lease agreement; (ii) will pay an additional sum of approximately $436,000 in prepaid rent at the time the building is completed and opened to the public or 365 days from execution of the contract, whichever occurs first; (iii) will pay monthly rent of $1,000 per month starting 365 days from execution of the contract or at the time the building is complete and open to the public, whichever occurs first; and (iv) would pay an additional balance due of approximately $109,000 less any rental payments previously applied on the lease of the land if and when Office Depot exercises its option to purchase the land.